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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                         UNDER SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                            BUSINESS RESOURCE GROUP
                           (NAME OF SUBJECT COMPANY)

                            BUSINESS RESOURCE GROUP
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                            ------------------------

                                  12329K 10 4
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                                  JOHN W. PETH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BUSINESS RESOURCE GROUP
                       2150 NORTH FIRST STREET, SUITE 101
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 325-3200
 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
                                 COMMUNICATIONS
                  ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                            ------------------------

                                With a copy to:
                          SCOTT D. BLICKENSTAFF, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                1020 MARSH ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-7400

/x/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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